EXHIBIT 4.7

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

     THIS INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT (this “Agreement”), dated as of February 28, 2003, is made by and among the holders of 8.02% Senior Notes due December 30, 2003 (together with their successors and assigns, the “1994 Noteholders”) of Butler Manufacturing Company (the “Company"), the holders of the Company’s 6.57% Senior Notes due March 20, 2013 (together with their successors and assigns, the “1998 Noteholders") and the holders of the Company’s 7.87% Senior Notes due December 30, 2016 (together with their successors and assigns, the “2001 Noteholders” and, together with the 1994 Noteholders and the 1998 Noteholders, collectively the “Noteholders” and individually a “Noteholder"); the following banks or other lenders: Bank of America, N.A., Commerce Bank, N.A. and U.S. Bank National Association (collectively, together with the other lenders from time to time party to the Credit Agreement (as defined below) and their successors and assigns, the “Banks” and each individually a “Bank”); and Bank of America, N.A., in its capacities as the Issuing Bank (in such capacity the “Issuing Bank”) and the administrative lender for the Banks (in such capacity the “Bank Agent”) to the extent and in the manner provided for in the Credit Agreement, in its capacity as collateral agent hereunder (in such capacity, and together with its successors and assigns, the “Collateral Agent”) for the Banks, the Issuing Bank, the Bank Agent, the Noteholders and the other Lenders (as hereinafter defined) from time to time parties hereto, and in its capacity as escrow agent hereunder (in such capacity, and together with its successors and assigns, the “Escrow Agent”) for the Banks, the Issuing Bank, the Bank Agent, the Noteholders and the other Lenders from time to time parties hereto.

RECITALS

     A.     The Company and the 1994 Noteholders entered into a Note Agreement, dated as of June 1, 1994, as amended by a First Amendment to Note Agreement dated as of the date hereof (as so amended and as it may hereafter be further amended, supplemented or otherwise modified from time to time in compliance with Section 5.2 hereof, the “1994 Note Purchase Agreement”), pursuant to which the Company issued and sold to the 1994 Noteholders its 8.02% Senior Notes due December 30, 2003 (the “1994 Notes”) in the original aggregate principal amount of $35,000,000.

     B.     The Company and the 1998 Noteholders entered into a Note Agreement, dated as of March 1, 1998, as amended by a First Amendment to Note Agreement dated as of the date hereof (as so amended and as it may hereafter be further amended, supplemented or otherwise modified from time to time in compliance with Section 5.2 hereof, the “1998 Note Purchase Agreement”), pursuant to which the Company issued and sold to the 1998 Noteholders its 6.57% Senior Notes due March 20, 2013 (the “1998 Notes”) in the original aggregate principal amount of $35,000,000.

     C.     The Company and the 2001 Noteholders entered into a Note Purchase Agreement, dated as of June 20, 2001, as amended by a First Amendment to Note Purchase Agreement dated as of the date hereof (as so amended and as it may hereafter be further amended, supplemented or otherwise modified from time to time in compliance with Section 5.2 hereof, the “2001 Note Purchase Agreement” and, together with the 1994 Note Purchase Agreement and the 1998 Note Purchase Agreement, the “Note Agreements"), pursuant to which the Company issued and sold to the 2001 Noteholders its 7.87% Senior Notes due December 30, 2016 (the “2001 Notes” and, together with the 1994 Notes and the 1998 Notes, the “Notes") in the original aggregate principal amount of $50,000,000.

     D.     Payment of the Notes and all other amounts due, and performance and observance of all other obligations of the Company and its Subsidiaries arising, under or in connection with the 1994 Note Purchase Agreement, the 1998 Note Purchase Agreement and the 2001 Note Purchase Agreement are guaranteed by certain of the Company’s existing Domestic Subsidiaries (collectively, the “Current Guarantors”), and will also be guaranteed by all subsequently organized or acquired Domestic Subsidiaries (such present and future guaranties as amended, supplemented or otherwise modified and in effect from time to time, collectively, the “Note Guaranties”).

     E.     The Banks have agreed to extend credit to the Company in an aggregate principal amount of up to $35,000,000, evidenced by promissory notes of the Company (including any notes delivered in substitution or exchange therefor, the “Bank Notes”), under a Credit Agreement, dated as of June 20, 2001, as amended by that certain First Amendment to Credit Agreement, dated as of December 4, 2001, and by that certain Second Amendment to Credit Agreement, dated as of December 17, 2002, as amended by that certain Waiver and Amendment dated as of February 3, 2003, as amended by that certain Third Amendment to Credit Agreement, dated as of the date hereof (as so amended and as the same may be further amended, modified, supplemented, replaced or restated from time to time in compliance with Section 5.2 hereof, the “Credit Agreement”), among the Company, the Banks, the Issuing Bank and the Bank Agent (the Banks, the Issuing Bank and the Bank Agent are collectively referred to as the “Bank Creditors” and individually as a “Bank Creditor”).

     F.     Payment of the Bank Notes and performance and observance of all other obligations of the Company and its Subsidiaries arising under or in connection with the Credit Agreement are presently guaranteed by the Current Guarantors and will also be guaranteed by all domestic Subsidiaries of the Company organized or acquired after the date hereof (such present and future guaranties as amended, supplemented or otherwise modified and in effect from time to time, collectively, the “Bank Guaranties” and, together with the Note Guaranties, the “Guaranties”).

     G.     Concurrently with the execution and delivery of this Agreement, the Company and the each of the Company’s domestic Subsidiaries have executed and delivered the security agreements, pledge agreements, assignments, financing statements and other documents identified in the attached Schedule A (the foregoing, together with any amendments, restatements, supplements and other modifications thereto, collectively, the “Security Documents”) relating to the Collateral, providing liens and security interests in the property described in such Security Documents in favor of the Collateral Agent for the benefit of the Lenders in order to secure (a) the obligations under and in respect of the Notes, the Note Agreements and the Note Guaranties and (b) the obligations under and in respect of the Bank Notes, the Credit Agreement and the Bank Guaranties.

     H.     (a) Under applicable law and, if applicable, the terms of the Credit Agreement and the Bank Guaranties, any Bank Creditor will be entitled to set off, appropriate and apply (i) any deposits and any other indebtedness at any time held or owing by such Bank Creditor to or for the credit or account of the Company against and on account of liabilities of the Company under the Credit Agreement, pursuant to law and, if applicable, the terms of the Credit Agreement and (ii) any deposits and any other indebtedness at any time held or owing by such Bank Creditor, to or for the credit or account of a Subsidiary providing a Bank Guaranty against and on account of liabilities of such Subsidiary under such Bank Guaranty, and

(b) under applicable law, any Noteholder may be entitled to set off (i) indebtedness owing by such Noteholder to or for the credit of the Company, against and on account of liabilities of the Company under the Note Agreements, and (ii) indebtedness owing by any Noteholder to or for the credit of a Subsidiary providing a Note Guaranty against and on account of liabilities of such Subsidiary under such Note Guaranty (collectively, the “Set-Off Rights”).

     I.     The Bank Creditors and the Noteholders desire to make certain commitments to each other concerning the Bank Notes, the Credit Agreement, the Notes, the Note Agreements, the Guaranties and the Security Documents.

     J.     The Company, the Bank Creditors and the Noteholders have agreed that the obligations of the Company and the Guarantors under and in respect of the Credit Agreement, the Bank Notes and the Bank Guaranties are to be secured by the Collateral (as defined herein) and treated with respect to the Collateral on a pari passu basis with the obligations of the Company and the Guarantors under and in respect of the Note Agreements, the Notes and the Note Guaranties other than (i) the Cash Collateralized Letters of Credit, which cash collateral will be pledged only to secure the reimbursement obligations under such Cash Collateralized Letters of Credit and (ii) as otherwise provided in this Agreement.

     K.     The Bank Creditors, the Noteholders, the Collateral Agent and the Escrow Agent are entering into this Agreement in order to (a) set forth certain responsibilities and obligations of the Collateral Agent and Escrow Agent and (b) establish among the Lenders their respective rights with respect to certain payments that may be received (i) by the Collateral Agent in respect of the Collateral, (ii) by the Noteholders in respect of the Note Guaranties, (iii) by the Banks in respect of the Bank Guaranties, (iv) by the Escrow Agent in respect of Proceeds and (v) otherwise by any of the Lenders under, in connection with or pursuant to their respective Credit Facilities (as hereinafter defined), including pursuant to any Set-Off Rights.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

DEFINITIONS

Uniform Definitions; Cross-references. The capitalized terms used herein and defined in the Note Agreements and the Credit Agreement but not otherwise defined in this Agreement are used herein with the meaning therein specified as of the date hereof. Each reference to a particular Section, paragraph or other provision of, or definition in, any Financing Document is a reference to such Section, paragraph, provision or definition as in effect on the date hereof. Each term shall include the plural as well as the singular and vice-versa.

Additional Definitions. The following terms, as used herein, have the following meanings:

     "1994 Note Purchase Agreement” has the meaning specified in Recital A of this Agreement.

     "1998 Note Purchase Agreement” has the meaning specified in Recital B of this Agreement.

     "2001 Note Purchase Agreement” has the meaning specified in Recital C of this Agreement.

     "1994 Notes” has the meaning specified in Recital A of this Agreement.

     "1998 Notes” has the meaning specified in Recital B of this Agreement.

     "2001 Notes” has the meaning specified in Recital C of this Agreement.

     "Acceleration” means the acceleration of the maturity of any amount outstanding under a Credit Facility or the requiring of cash collateral for reimbursement obligations under Letters of Credit other than the Cash Collateralized Letters of Credit.

     "Advance” is as defined in the Credit Agreement.

     "Assignee” means any assignee or other transferee of any portion of the right, title or interest of any Lender under any Credit Facility, except for any such transferee that becomes a Lender for purposes hereof in accordance with Section 9.2.

     "Bank” has the meaning specified in the preamble of this Agreement.

     "Bank Agent” shall have the meaning specified in the preamble of this Agreement.

     "Bank Creditors” has the meaning specified in Recital E of this Agreement.

     "Bank Guaranties” has the meaning specified in Recital F of this Agreement.

     "Bank Notes” has the meaning specified in Recital E of this Agreement.

     "Bankruptcy Distributions” means any payment of Financial Obligations to a Lender at any time that any of the circumstances covered by the definition of Bankruptcy Event are still in effect, including pursuant to any plan, settlement or other resolution thereof.

     "Bankruptcy Event” shall mean an event with respect to the Company or any of its Subsidiaries specified in Section 8.1(h) of the 1994 Note Purchase Agreement, Section 8.1(h) of the 1998 Note Purchase Agreement, Sections 11(g) or 11(h) of the 2001 Note Purchase Agreement or any similar provision of the Credit Agreement.

     "Breakage Costs” means, at any time, amounts then payable by the Company under Section 2.9 of the Credit Agreement.

     "Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, or Dallas, Texas are required or authorized to be closed.

     "Cash Collateralized Letters of Credit” means those certain Letters of Credit (i) not exceeding $30,000,000 in face amount outstanding at any time, (ii) issued pursuant to the Credit Agreement, (iii) that at the time of issuance by the Issuing Bank have an expiration date that extends beyond the maturity date of the Credit Agreement as of the date hereof, (iv) that are collateralized by the grant of a perfected first priority security interest in cash collateral to be held by the Bank Agent in an amount not more than 105% of the face amount of each such issued and outstanding Letter of Credit, and (v) that the Bank Agent has not been prohibited from realizing upon any or all of the cash held as security for such Letters of Credit.

     "Collateral” means any and all property, security or other interest, tangible or intangible, securing the obligations of the Company and the Guarantors under any or all of the Financing Documents.

     "Collateral Agent” has the meaning specified in the preamble to this Agreement.

     "Collateral Proceeds” means any and all proceeds received by the Collateral Agent, the Escrow Agent, any Bank Creditor or any Noteholder as a result of, or in connection with, the sale or other disposition of any of the Collateral in connection with or as a result of the exercise by the Collateral Agent or any Lender of its rights or remedies as the holder of a Lien on any of the Collateral, including any proceeds received or obtained through Set-Offs other than the Bank Agent or any Bank Creditor exercising its Set-Off Rights against the Cash Collateralized Letters of Credit.

     "Commitment” has the meaning specified in the Credit Agreement.

     "Contingent LC Indebtedness” means, at any time, the aggregate undrawn face amount of all outstanding Letters of Credit at such time.

     "Costs” has the meaning specified in Section 8.3(e).

     "Credit Agreement” has the meaning specified in Recital D of this Agreement.

     "Credit Facilities” means the Note Agreements, the Notes, the Credit Agreement, the Bank Notes and all other evidences of indebtedness issued pursuant to any of the foregoing, and “Credit Facility” means any of the foregoing.

     "Current Guarantors” has the meaning specified in Recital D of this Agreement.

     "Default” means a “Default” as defined in Note Agreement or the Credit Agreement, as the context requires.

     "Dollars” means lawful currency of the United States of America.

     "Escrow Account” has the meaning specified in Section 8.1.

     "Escrow Agent” has the meaning specified in the preamble to this Agreement.

     "Escrow Funds” means those certain Collateral Proceeds turned over by the Collateral Agent to the Escrow Agent pursuant to Section 3.2 hereof.

     "Event of Default” means an “Event of Default” as defined in Note Agreement or the Credit Agreement, as the context requires.

     "Financial Obligations” means, with respect to any Lender under any Credit Facility such Lender’s Funded Obligations and Other Obligations under such Credit Facility.

     "Financing Documents” means the Note Agreements, the Notes, the Credit Agreement, the Bank Notes, the other Loan Documents, the Guaranties and the Security Documents; provided that any Loan Documents executed in connection with the cash collateralization of the Cash Collateralized Letters of Credit shall not be deemed to be Financing Documents for any purposes under this Agreement.

     "Funded Obligations” shall mean, with respect to any Lender under any Credit Facility, the aggregate amount payable (whether or not then due) to such Lender under such Credit Facility in respect of principal, interest, Make-Whole Amount and Breakage Costs (determined in accordance with the applicable provisions of such Credit Facility, but only to the extent accrued through the applicable determination date and in the case of the Credit Agreement treating as principal all LC Indebtedness and Contingent LC Indebtedness). Funded Obligations consisting of Contingent LC Indebtedness shall be reduced by the amount of any Proceeds held as collateral therefor pursuant to Section 3.2(c)(i) and any Proceeds allocable thereto that are held by the Escrow Agent pursuant to Section 3.2(c)(ii).

     "Guaranties” has the meaning specified in Recital F of this Agreement.

     "Guarantor Payments” means any payment of Financial Obligations made by any Guarantor under any of the Guaranties.

     "Guarantors” means, collectively, each of the Current Guarantors and the other domestic Subsidiaries of the Company party to a Guaranty.

     "LC Indebtedness” means the aggregate amount of all unreimbursed obligations on Letters of Credit which have been drawn and honored.

     "Lenders” means the Noteholders, the Banks, the Issuing Bank and each financial institution that hereafter becomes a “Lender” for purposes hereof in accordance with Article 9, and “Lender” means any one of them.

     "Letter of Credit” has the meaning specified in the Credit Agreement.

     "Loan Commitment” means the aggregate Commitment of all Banks under the Credit Agreement, which shall not exceed $35,000,000 in the aggregate.

     "Loan Documents” has the meaning specified in the Credit Agreement.

     "Make-Whole Amount” with respect to any Note has the meaning specified in the applicable Note Agreement pursuant to which such Note has been issued.

     "Note Guaranties” has the meaning specified in Recital E of this Agreement.

     "Notice of Event of Default” has the meaning specified in Section 6.1.

     "Obligations” means, with respect to any Lender, at any time, the aggregate of (a) all Financial Obligations to that Lender under the Credit Facility or Credit Facilities to which it is a party and (b) in the case of all Credit Facilities, the amount which that Lender remains committed to lend under the Credit Facility or Credit Facilities to which it is a party.

     "Other Obligations” means, with respect to any Lender under any Credit Facility, the aggregate amount payable (whether or not then due) to such Lender under such Credit Facility other than its Funded Obligations thereunder, including, without limitation, fees, costs, indemnities and expenses.

     "Outstandings” means, (i) as to any Noteholder as of any date, the aggregate principal amount outstanding under the Notes held by such Noteholder on such date, together with Purchased Financial Obligations purchased by such Noteholder and (ii) as to any Bank Creditor as of any date, the sum of (a) the aggregate principal amount of all Advances owing to such Bank Creditor then outstanding under the Credit Agreement, plus (b) all LC Indebtedness owing to such Bank Creditor (to the extent not included in clause (a) of this definition), plus (c) all Contingent LC Indebtedness owing to such Bank Creditor, outstanding on such date (to the extent not included in clause (a) of this definition), together with Purchased Financial Obligations purchased by such Bank.

     "Paying Lender” has the meaning specified in Section 2.3(a).

     "Proceeds” means all Collateral Proceeds, Guarantor Payments and all other amounts received or obtained after a Sharing Commencement Date by the Collateral Agent, the Escrow Agent or any Lender

from the Company or any Subsidiary in respect of the Credit Facilities, including cash no longer required as collateral for Cash Collateralized Letters of Credit as provided in Section 3.3(b).

     "Purchased Financial Obligations” has the meaning specified in Section 4.1(a).

     "Purchaser” has the meaning specified in Section 9.2.

     "Purchasing Lender(s)” has the meaning specified in Section 4.1(a).

     "Purchasing Lender’s Financing Documents” has the meaning specified in Section 4.1(a).

     "Reallocable Payment” has the meaning specified in Section 2.2.

     "Relevant Amount” has the meaning specified in Section 2.3(b).

     "Repaying Lender” has the meaning specified in Section 2.4(a).

     "Reduced Lender” has the meaning specified in Section 2.4(b).

     "Required Lenders” means (a) Noteholders holding, in the aggregate, at least 51% of the outstanding principal amount of Notes (other than Purchased Financial Obligations consisting of Notes) (for so long as any such Notes remain outstanding) plus (b) at least two of the Banks and/or Assignees holding, in the aggregate, more than 50% of the principal amount outstanding under the Credit Agreement (including the aggregate LC Indebtedness then outstanding) (other than Purchased Financial Obligations consisting of Financial Obligations under the Credit Agreement) (for so long as Obligations (other than Purchased Financial Obligations) remain outstanding under the Credit Agreement).

     "Retained Financial Obligations” has the meaning specified in Section 4.1(a).

     "Security Documents” has the meaning specified in Recital G of this Agreement.

     "Selling Lender(s)” has the meaning specified in Section 4.1(a).

     "Selling Lender’s Financing Documents” has the meaning specified in Section 4.1(a).

     "Set-Off Rights” has the meaning specified in Recital H of this Agreement.

     "Set-Offs” means amounts set off by any Bank Creditor or any Noteholder by the exercise of any Set-Off Right.

     "Sharing Commencement Date” has the meaning specified in Section 2.2.

     "Sharing Lender” has the meaning specified in Section 2.3.

     "Sharing Notice” means a notice given by the Collateral Agent pursuant to Section 2.1 of this Agreement.

     "Sharing Percentage” means, as to any Lender as of any date, a percentage equal to (a)(i) such Lender’s Outstandings as of such date divided by (ii) Total Outstandings as of such date multiplied by (b) one hundred (100).

     "Total Funded Obligations” means, at any time, the aggregate of all Funded Obligations of all Lenders then outstanding under the Credit Facilities.

     "Total Outstandings” means, at any time, the aggregate of all Outstandings of all Lenders then outstanding under the Credit Facilities.

SHARING AMONG LENDERS

Sharing Notice. Upon obtaining knowledge of the occurrence of any Default, a Lender (or the Bank Agent with respect to a Default under the Credit Agreement) shall immediately notify the Collateral Agent and the Collateral Agent shall immediately give notice (a “Sharing Notice”) to each of the Lenders informing them that the provisions of this Agreement are to be implemented and requiring each Lender to provide it with all necessary information to enable it to calculate (a) such Lender’s Funded Obligations and Financial Obligations (including, without limitation, an itemization of all principal, interest, Breakage Costs, Make-Whole Amount, fees, costs and expenses owing to such Lender) as of the Sharing Commencement Date, (b) the Sharing Percentage of such Lender as of the Sharing Commencement Date and (c) any other amounts required to be calculated under this Agreement. If any necessary information is not received by the Collateral Agent within three days after the Collateral Agent delivers the Sharing Notice, the Collateral Agent may request such information from any other Lender that is a party to the applicable Credit Facility. If any such necessary information has not been provided to the Collateral Agent within two days after the Collateral Agent makes such supplemental request, the Collateral Agent may proceed with its calculations based upon the other information available to it and which it reasonably and in good faith believes to be correct. Once the Collateral Agent has either received such necessary information or has determined to proceed based upon such other information available to it, the Collateral Agent shall calculate and promptly notify the Lenders as to the relevant calculations, which notice shall demonstrate such calculations in reasonable detail. If the Collateral Agent thereafter receives information which demonstrates that the Collateral Agent’s prior calculations were erroneous, the Collateral Agent shall recalculate such calculations and shall promptly notify all Lenders of such recalculations and, if any payments pursuant to this Agreement have been made based upon such erroneous prior calculations, the amount to be repaid by or paid to such Lender as a result of such recalculations. Each Lender that has received an excess payment as a result of such erroneous prior calculations shall promptly (and in any event within five Business Days after its receipt of the Collateral Agent’s recalculations) repay to the Collateral Agent for the account of the other appropriate Lenders the excess portion of any payments previously received by it.

Payments.

If, at any time that any Financial Obligations owed to any of the Lenders under any of the Credit Facilities remain outstanding, any Lender (or any Assignee of any Lender) obtains any amount in respect of any Credit Facility by virtue of any voluntary or involuntary payment or prepayment made by or for the account of the Company or any of its Subsidiaries (other than payments made on or prior to the date hereof and payments of Advances during the 30 day remedy period specified in clause (4) below, but only to the extent of Advances made during such period), by virtue of the application of any provision of any of the Financing Documents, or by virtue of` an exercise of any Set-Off Rights or similar mechanism other than Set-Offs in connection with the Cash Collateralized Letters of Credit, if any, or in any other manner except pursuant to this Agreement, during the period commencing on the earliest of (such commencement date, the “Sharing Commencement Date”):

if a Notice of Event of Default is given by a Lender pursuant to Section 6.1(d) (or was required by that Section to be given) with respect to any Events of Default specified in Sections 8.1(b) through 8.1(d) or Sections 8.1(f), (g) or (i) of the 1994 Note Purchase Agreement or 1998 Note Purchase Agreement or Sections 11(a), (c), (e), (f), (i), (j), (k) or (l) of the 2001 Note Purchase Agreement or Sections 8.1(a), (c) or (k) through (m) of the Credit Agreement, the date of such Event of Default ;

if any Default occurs with respect to Section 8.1(b) of the Credit Agreement, the date of such Default, provided, that if such Default is remedied within two days after the date of such Default and no Event of Default specified in clause (1) above has occurred since the date of such Default, then this clause (2) shall not apply;

if any Default occurs with respect to Section 8.1(a) of the 1994 Note Purchase Agreement or 1998 Note Purchase Agreement or Section 11.1(b) of the 2001 Note Purchase Agreement, the date of such Default, provided, that if such Default is remedied within five business days after the date of such Default and no Event of Default specified in (1) or (2) above has occurred since the date of such Default, then this clause (3) shall not apply; if any other Default occurs with respect to any other provision other than as described in (1), (2) or (3) above or (5) or (6) below as set forth in Article 8 of the 1994 Note Purchase Agreement or the 1998 Note Purchase Agreement, Article 11 of the 2001 Note Purchase Agreement or Article 8 of the Credit Agreement, the date of such Default, provided, that if such Default is remedied within 30 days after the date of such Default and no Event of Default specified in (1), (2) or (3) above has occurred since the date of such Default, then this clause (4) shall not apply the date on which Acceleration occurs; and the date on which a Bankruptcy Event occurs.

such Lender shall forthwith notify the Collateral Agent thereof of its (or such Assignee’s) obtaining the same (such amount, a “Reallocable Payment”) and after receipt of a Sharing Notice, pay such Reallocable Payment to the Collateral Agent within five (5) Business Days after receipt of such Sharing Notice for the account of the Lenders to be applied pursuant to Section 3.2.

Upon any distribution made pursuant to clause (a), the Lender making such payment shall be deemed to have purchased from each other Lender an assignment of a portion of the Financial Obligations of such other Lender; provided, however, that such assignment shall be deemed to be of the same class of obligations (i.e., Funded Obligations or Other Obligations) for purposes of this Agreement as the class of obligations to which the Reallocable Payment related.

Preferences, etc. If any Lender or its Assignee (a “Paying Lender”) makes any payment pursuant to this Agreement; and the amount obtained by the Paying Lender which gave rise to such payment or any part thereof (the “Relevant Amount”) is required to be repaid, and is repaid, by the Paying Lender to the Company or any other Person; then the Collateral Agent (if it shall then hold the same) and each of the other Lenders which has received any part thereof (each, a “Sharing Lender”) shall promptly (and in any event within five Business Days after its receipt of notification from the Collateral Agent requiring such repayment, which notification the Collateral Agent shall dispatch promptly upon its determining the amount of the repayment required from the relevant Sharing Lender) repay the portion of the relevant amount received by the Collateral Agent or such Sharing Lender, as the case may be, to the Paying Lender, together with such amount as is equal to the appropriate portion of the interest, if any (in respect of the period during which the Collateral Agent or such Sharing Lender (as the case may be) held such portion of the Relevant Amount), the Paying Lender shall have repaid when repaying such Relevant Amount.

Adjustments to Sharing Percentages. If, at any time after the date of a Sharing Notice, a Lender or its Assignee (a “Repaying Lender”) is required to repay to the Company or any other Person all or any portion of an amount received on or prior to the date of such Sharing Notice, with the result that the Repaying Lender’s Financial Obligations are increased, then, after such repayment has been made and the Repaying Lender has notified the Collateral Agent thereof, the Collateral Agent shall recalculate any calculations made pursuant to Section 2.1 as if the Repaying Lender’s Financial Obligations reflected such increase as of the relevant date of such calculations and shall promptly notify all Lenders of such recalculations and, if any payments pursuant to this Agreement have been made based upon such prior calculations, the amount to be repaid by or to such Lender as a result of such recalculations. Each Lender that has received an excess payment as a result of such prior calculations shall promptly (and in any event within five Business Days after its receipt of the Collateral Agent’s recalculations) repay to the Collateral Agent for the account of the other appropriate Lenders the excess portion of any payments previously received by it, together with such amount (if any) as is equal to the appropriate portion of any interest (in respect of the period during which such other Lender held such amount) the Repaying Lender shall have repaid when repaying such amount as aforesaid, or an amount originally included in the Funded Obligations of a Lender (including its Assignees, a “Reduced Lender”) under its Credit Facility as a contingent. obligation (such as a letter of credit) ceases to be an obligation because of its expiry, reduction, cancellation or otherwise, with the result that such Funded Obligations are reduced, then the Reduced Lender shall promptly notify the Collateral Agent thereof, and the Sharing Percentages of the Lenders shall be adjusted on the first Business Day following the Collateral Agent’s receipt of such notification to reflect such decrease (and the resultant increase in the Sharing Percentages of the Lenders other than the Reduced Lender) and the Reduced Lender shall promptly repay to the Collateral Agent for the account of the respective other Lenders the portion of any payments previously received by it under Section 2.2 in excess of its Sharing Percentage thereof as so redetermined.

PROCEEDS

Sharing. The Lenders agree that until payment in full of all Financial Obligations owed to all Lenders, the Lenders shall be entitled to receive and shall be paid Guarantor Payments and all payments, distributions, collections or recoveries and all other matters relating to the Collateral hereunder and under each of the Security Documents other than the Cash Collateralized Letters of Credit as provided in Section 3.2.

Distribution of Proceeds. All Proceeds and all payments to be made pursuant to Section 2.2 shall be paid by the Collateral Agent or Escrow Agent, as applicable and applied as follows:

Expenses. First, to the payment of all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent and the Lenders other than costs and expenses actually paid pursuant to Section 3.3(b) in connection with the collection or enforcement of the Financial Obligations of the Lenders or the preservation of, or sale of, collection of, or other realization upon, the Collateral under the Security Documents, including, without limitation, reasonable attorney’s fees and disbursements and reasonable costs and expenses incurred by the Collateral Agent in connection with the defense of any claim, suit, action or proceeding against the Collateral Agent, as provided below in Section 7.11;

Funded Obligations of the Noteholders. Second, to the extent that the Bank Agent has realized on cash securing any Cash Collateralized Letters of Credit, to the payment of the Funded Obligations of the Noteholders with respect to the Credit Facilities applicable to them, to be shared ratably by the Noteholders according to their respective proportions of such Funded Obligations until an aggregate of the amount realized by the Bank Agent in liquidating the cash securing Cash Collateralized Letters of Credit, minus related expenses, has been paid to such Noteholders pursuant to Section 3.2(c)(ii)(B)(2) or (C)(1) or this Section 3.2(b);

Funded Obligations of All Lenders. Third, to the payment of all remaining Funded Obligations of the Lenders with respect to the Credit Facilities, to be shared ratably by all the Lenders according to their respective proportions of such Funded Obligations, provided that:

(i) with respect to Funded Obligations consisting of the undrawn amount of any outstanding non-Cash Collateralized Letter of Credit, payment shall be made to the Collateral Agent, to be retained as Collateral for the ratable portion of the Funded Obligations consisting of such undrawn amount, it being understood that

(A) if such Letter of Credit is drawn upon, the Collateral Agent shall pay to the Issuing Bank the ratable portion of the amount of cash held as Collateral therefor pursuant to this clause that is allocable to the amount drawn upon such Letter of Credit and

(B) if and to the extent that such Letter of Credit shall expire or terminate, the amount of cash held as Collateral therefor shall be applied in accordance with this Section 3.2; and

(ii) with respect to Funded Obligations consisting of the undrawn amount of Cash Collateralized Letters of Credit, payment shall be made to the Escrow Agent for the ratable portion of the Funded Obligations consisting of such undrawn amount to be applied by the Escrow Agent as hereinafter provided:

(A) If any Cash Collateralized Letter of Credit is drawn upon and the Bank Agent is not able to realize upon the cash securing such Letter of Credit and advises the Escrow Agent and each Noteholder in writing that the Bank Agent and the Issuing Bank relinquish any claim in or to such cash, the Escrow Agent shall pay to the Issuing Bank the ratable portion of cash held in respect of the amount drawn on such Cash Collateralized Letter of Credit, if any; and

(B) If any Cash Collateralized Letter of Credit is drawn upon and the Bank Agent is able to realize on the cash securing such Letter of Credit:

(1) the Bank Agent shall pay over any remaining proceeds from such cash collateral to the Collateral Agent to be distributed in accordance with this Section 3.2, and

(2) to the extent the Escrow Agent holds any Proceeds allocable to such Cash Collateralized Letter of Credit, the Escrow Agent shall pay to the Noteholders an amount from such Collateral Proceeds equal to the amount realized by the Bank Agent in connection with the liquidation of the cash securing such Cash Collateralized Letter of Credit minus any expenses incurred in such liquidation.

(C) If and to the extent that any Cash Collateralized Letter of Credit expires or terminates,

(1) the Escrow Agent shall pay to the Noteholders an amount equal to the lesser of the face amount of such expiring or terminating Cash Collateralized Letter of Credit or the amount of any Proceeds allocable thereto that are then held by the Escrow Agent and

(2) the Bank Agent shall pay to the Collateral Agent all cash held as Collateral for such expired or terminated Cash Collateralized Letter of

Credit, less any expenses, to be applied in accordance with this Section 3.2;

Other Obligations. Fourth, to the payment of the Other Obligations of the Lenders with respect to the Credit Facilities, which payment shall be shared ratably by the Lenders according to their respective proportions of such Other Obligations;

Surplus. Fifth, to the payment to the Company or its Subsidiaries, or their respective successors or assigns, or as a court of competent jurisdiction may direct, or otherwise as required by law, if any surplus is then remaining from such proceeds.

Such proceeds being so disbursed to the Lenders shall be deemed applied to the Financial Obligations held by such Lenders upon the receipt by such Lenders of good, collected funds in respect thereof and in the order provided for in Sections 3.2(a) through 3.2(d), inclusive.

Cash Collateralizing Cash Collateralized Letters of Credit. Cash held by the Bank Agent as collateral for the Cash Collateralized Letters of Credit (and to the extent there is any surplus, as bailee of the surplus cash collateral under the Security Documents) shall be applied by the Bank Agent as follows:

Reimbursement Obligations. First, to the payment of any reimbursement obligation due the Issuing Bank at the time a Cash Collateralized Letter of Credit is drawn upon;

Expenses. Second, to the payment of all reasonable out-of-pocket costs and expenses incurred by the Bank Agent or the Bank Creditors in connection with the Cash Collateralized Letters of Credit;

Surplus. If and to the extent that a Cash Collateralized Letter of Credit shall expire, terminate or be fully drawn, the amount of cash held as collateral therefor after payment of all amounts due and owing in respect of such Cash Collateralized Letter of Credit shall be paid over by the Bank Agent to the Collateral Agent as Proceeds and applied as provided in Section 3.2.

ASSIGNMENTS OF FINANCIAL OBLIGATIONS

Purchase of Assignments.

Following a Bankruptcy Event, if a Lender or Lenders are deemed pursuant to Section 2.2(b) to have purchased (the “Purchasing Lender(s)”) from each other Lender (the “Selling Lenders(s)”) assignments of a portion of the Financial Obligations of such other Lenders (the “Purchased Financial Obligations"), the Purchased Financial Obligations retain all of their rights under the applicable Financing Documents under which such Purchased Financial Obligations arose (the “Selling Lender’s Financing Documents”) except, (a) the Purchasing Lender(s) shall vote as a separate and distinct class on all matters with regard to the Purchased Financial Obligations in accordance with the terms of the Financing Documents to which the Purchasing Lender(s) are parties (other than by assignment pursuant to this Agreement) (the “Purchasing Lender’s Financing Documents”) and the Selling Lender(s) shall vote as a separate and distinct class on all matters with regard to the Financial Obligations they retain under the Selling Lender’s Financing Documents after such assignment (the “Retained Financial Obligations”) in accordance with the terms of the Selling Lender’s Financing Documents, such that items regarding the Purchased Financial Obligations similar or comparable to those in the Purchasing Lender’s Financing Documents will be voted on by the Purchasing Lender(s) in the same manner as provided in the Purchasing Lender’s Financing Documents (as if such class had been issued pursuant to and governed by separate instruments, adjusted as aforesaid), (b) each such class may take action, vote, consent, amend, waive or do like things with respect to its Purchased Financial Obligations or Retained Financial Obligations, as the case may be, independently of the other class (as if each class had been issued pursuant to and governed by separate instruments, adjusted as aforesaid), and (c) all rights under such Purchased Financial Obligations are equal to and pari passu with all rights under the Retained Financial Obligations, and all payments on the Purchased Financial Obligations and Retained Financial Obligations will be applied pro rata based upon the outstanding principal amount of the Purchased Financial Obligations and Retained Financial Obligations. Financial Obligations arising under the Credit Agreement to be purchased by the Noteholders shall consist of Advances (and not any other type of Obligations under the Credit Agreement) to the maximum extent possible.

Mechanics of Further Assignments. Any further assignment of Financial Obligations required to be made shall be made by (i) reducing previous assignments made pursuant to the terms and provisions of this Agreement, and/or (ii) purchasing assignments of Financial Obligations pursuant to this Agreement so that, after giving effect thereto, the aggregate amount of Financial Obligations required pursuant to the terms and provisions of this Agreement shall have been purchased by the Banks or the Noteholders, as the case may be.

Several Obligation. The obligation of each Bank and each Noteholder to purchase assignments of Financial Obligations in accordance with the terms of this Agreement is a several and not a joint obligation.

APPLICATION OF PAYMENTS; CHANGES TO OBLIGATIONS AND FINANCING DOCUMENTS

Application of Payments of Financial Obligations. Notwithstanding the terms of this Agreement, each Bank Creditor and Noteholder may apply payments on its Financial Obligations on its own books and records for internal purposes in whatever order and manner it chooses, provided that no such internal application shall affect the manner in which payments with respect to the Credit Facilities are treated under this Agreement.

Changes to Obligations and Financing Documents. None of the parties hereto will do or permit any of the following without the consent of the Required Lenders (a) increase the maximum aggregate principal amount of Notes that may be outstanding under any of the Note Agreements or relend to the Company any portion of the aggregate amount of principal payments previously made in respect of the Notes, (b) permit (i) any increase in the Loan Commitment above $35,000,000 or (ii) the aggregate face amount of outstanding Letters of Credit to exceed an amount equal to $30,000,000, (c) increase the rate of interest (or discount), or any default interest or other penalty interest or fees, that accrues on the principal balance or face amount of the Notes, the Advances or the Letters of Credit (or any reimbursement obligations in respect thereof) outstanding from time to time to a rate of interest in excess of the rate of interest provided for in the Credit Agreement or the Notes, respectively, as such agreements and instruments are in effect on the date hereof, (d) increase or add any fees provided for in the Credit Agreement, the Notes or the Note Agreements, as such agreements and instruments are in effect on the date hereof, (e) pay or require any fees in respect of any Letter of Credit in excess of those specified in the Credit Agreement with respect to such Letter of Credit as of the date hereof, (f) change any term or provision of the Note Agreements or Notes with regard to the method of calculating the Make-Whole Amount (other than technical changes regarding the sources of data to be used in calculating any amounts due in respect thereof) so as to increase the Make-Whole Amount due, if any, (g) amend or change the scheduled payments on the Notes so that any required reduction or payment would be made sooner than its presently scheduled date, (h) shorten the final maturity of the Advances made under the Credit Agreement to a term maturing on or before June 20, 2004 (i) amend the definition of “Commitment” in Section 1.1 of the Credit Agreement, (j) accept any additional security, assets, or other property except on behalf of the Collateral Agent for the ratable benefit of the Lenders other than the Cash Collateralized Letters of Credit as provided herein or (l) accept any additional guaranty or subordination for the benefit of, or any other credit support for, the obligations of the Company or any of its Subsidiaries under any Credit Facility or any Financing Document unless the Lenders under all Credit Facilities receive an equal and ratable guarantee, subordination or other credit support, as the case may be.

COOPERATION AMONG LENDERS

Cooperation. Each Lender agrees with each of the other Lenders, the Collateral Agent and the Escrow Agent that: it will (and will cause each of its Assignees to) from time to time provide such information to the Collateral Agent as may be necessary to enable the Collateral Agent to make any calculation required for any purpose hereof and to notify the Collateral Agent of any Default, Event of Default, Acceleration or Bankruptcy Event; it will (and will cause each of its Assignees to) from time to time consult with the Collateral Agent and the other Lenders in good faith regarding the enforcement of its and each of its Assignee’s rights with a view to recovering amounts due under the Credit Facilities; it will (and will cause each of its Assignees to) in the case of any Default with respect to which it shall have received notice from, or provided notice to, the Company, give the Collateral Agent immediate notice, and if such notice is oral, confirmed in writing, of such Default; it will (and will cause each of its Assignees to) upon becoming aware of the occurrence of any Event of Default, give the Collateral Agent immediate notice, and if such notice is oral, confirmed in writing, of such Event of Default and stating that the same constitutes a Notice of Event of Default (a “Notice of Event of Default”); and it will (and will cause each of its Assignees to) give the Collateral Agent immediate written notice of any acceleration of any of its or its Assignee’s Financial Obligations or suspension of all or any portion of its Obligations.

COLLATERAL AGENT

Appointment and Authority of Collateral Agent. In order to expedite the enforcement of the rights and remedies set forth in the Security Documents, the Collateral Agent is hereby appointed to act as agent for the Lenders hereunder and thereunder. The Collateral Agent is hereby authorized and directed to take such action on behalf of the Lenders under the terms and provisions of the Security Documents and to exercise such rights and remedies hereunder and thereunder as are specifically delegated to or required of the Collateral Agent under the terms and provisions hereof and thereof. The Collateral Agent is hereby expressly authorized as Collateral Agent on behalf of the Lenders, without hereby limiting the foregoing, and subject to, and in accordance with, the terms and conditions of this Agreement: to receive on behalf of each of the Lenders any payment of monies paid to the Collateral Agent in accordance with the Security Documents, and to distribute to each Lender its respective portion of all payments so received in accordance with the terms of this Agreement; to receive all documents and items to be furnished under the Security Documents; to maintain physical possession of any of the Collateral as contemplated in any of the Security Documents; to act on behalf of the Lenders in and under the Security Documents; to execute and deliver to the Company, its Subsidiaries and others requests, demands, notices, approvals, consents and other communications received from the Lenders in connection with the Security Documents, subject to the terms and conditions set forth herein and therein; to the extent permitted by this Agreement and the Security Documents, to exercise on behalf of each Lender all remedies of the Lenders upon the occurrence of any Default or Event of Default under any of the Security Documents; and to take such other actions, other than as specified in Section 7.2 hereof, as may be requested by the Required Lenders or as are reasonably incident to any powers granted to the Collateral Agent hereunder and not in conflict with applicable law or regulation or any Financing Document.

Modification of Security Documents. The Collateral Agent shall not, without the prior written consent of the Required Lenders, enter into any amendment, modification or supplement of any of the Security Documents.

Non-Reliance on Collateral Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Collateral Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit analysis of the Company, the Company’s Subsidiaries and the Collateral, and its independent decision to enter into this Agreement and the Security Documents, and that it will, independently and without reliance upon the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the Security Documents. The Collateral Agent shall not be required to keep the Lenders informed as to the performance or observance by the Company or its Subsidiaries of the Note Purchase Agreement, the Credit Agreement, the Security Documents or any other document, instrument or agreement, referred to or provided for therein or to inspect the properties or books of the Company or any of its Subsidiaries. The Collateral Agent shall not have any duty, responsibility or liability to provide any Lender with any credit or other information, concerning the affairs, financial condition or business of the Company which may come into the possession of Collateral Agent; provided, however, the Collateral Agent shall send to the Lenders written notice of any Default, Event of Default, Acceleration or Bankruptcy Event of which the Collateral Agent (in its capacity as such) has knowledge or of which it has been given written notice, and all payments and repayments of amounts required hereunder to be paid to the Lenders received by the Collateral Agent under or in connection with the Security Documents or this Agreement; and the Collateral Agent shall provide each Lender with a schedule of all costs and expenses which the Collateral Agent has paid or proposes to pay from the proceeds of such payments or repayments as permitted hereunder.

Collateral Agent and Affiliates. Bank of America, N.A. and any successor Collateral Agent, in its capacity as a Lender, shall have the same rights and powers under the Financing Documents and may exercise or refrain from exercising the same as though it were not the Collateral Agent hereunder, and such Lender and its affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, hedging or other business with or for any Lender, the Company or any of the Company’s Subsidiaries, or any of their respective affiliates, as if it were not acting as Collateral Agent hereunder.

Action by Collateral Agent. The obligations of the Collateral Agent hereunder and under the Financing Documents are only those expressly set forth herein and therein. Notwithstanding anything contained herein or in any Financing Document to the contrary, the Collateral Agent shall not be required to take any action with respect to any Default, Event of Default, Acceleration or Bankruptcy Event, except as expressly provided herein and therein.

Consultation with Experts. The Collateral Agent may consult with legal counsel, independent public accountants and any other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Liability of Collateral Agent. The Collateral Agent shall be entitled to rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any Lender for any of the consequences of such reliance. Neither the Collateral Agent nor any director, officer, employee or agent of the Collateral Agent (as used in the immediately following sentence “Collateral Agent” means all of the foregoing) shall be liable for any action taken or not taken by it, him or them under, or in connection with, this Agreement or any of the Financing Documents in the absence of its, his or their gross negligence or willful misconduct. THIS FOREGOING IS INTENDED TO INDEMNIFY, DEFEND, PROTECT AND HOLD HARMLESS THE COLLATERAL AGENT AGAINST ALL RISKS, FORESEEABLE OR UNFORESEEABLE, INVOLVED IN THE SUBJECT TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OR ALLEGED NEGLIGENCE (WHETHER SOLE, COMPARATIVE, CONTRIBUTORY OR OTHERWISE) OF THE COLLATERAL AGENT, ALL OF WHICH RISKS ARE HEREBY ASSUMED BY THE LENDERS; PROVIDED, HOWEVER, THE COLLATERAL AGENT SHALL NOT BE ENTITLED TO INDEMNIFICATION FOR INDEMNIFIED COSTS TO THE EXTENT SUCH INDEMNIFIED COSTS ARE DIRECTLY CAUSED BY ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. As to any matters not expressly provided for herein or in the Financing Documents, the Collateral Agent shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions, in accordance with its discretion, taking into account the interests of all Lenders. The Collateral Agent shall not be obligated to follow any such written directions to the extent that it shall determine that such directions are in conflict with any provision hereof or of any applicable law or regulation or any Financing Document. Neither the Collateral Agent nor any director, officer, employee or agent of the Collateral Agent shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any of the Financing Documents or any payment thereunder; (b) the performance or observance of any of the covenants or agreements of the Company, any of its Subsidiaries or any Lender under any of the Financing Documents; (c) the validity, effectiveness or genuineness of the Financing Documents or any other instrument or writing furnished in connection therewith; or (d) the existence, genuineness or value of any of the Collateral or the validity, effectiveness, perfection, priority or enforceability of the security interests in or liens on any of the Collateral.

Indemnification of Collateral Agent; Defense of Claims.

Each Lender hereby agrees to indemnify the Collateral Agent and each of the Collateral Agent’s directors, officers, affiliates, representatives, attorneys, consultants and agents (as used in this Section 7.8 “Collateral Agent” means all of the foregoing) against all loss, cost, liability and expense (to the extent not paid by the Company and not arising out of or as a result of gross negligence or willful misconduct on the part of the Collateral Agent), including reasonable attorneys’ fees, resulting from any action taken or to be taken by it as Collateral Agent on behalf of the Lenders within the scope of its authority as provided in this Agreement or any of the Security Documents, to the extent of such Lender’s pro rata share (based upon its pro rata percentage of the Total Funded Obligations) of any such loss, cost, liability and expense. THIS FOREGOING IS INTENDED TO INDEMNIFY, DEFEND, PROTECT AND HOLD HARMLESS THE COLLATERAL AGENT AGAINST ALL RISKS, FORESEEABLE OR UNFORESEEABLE, INVOLVED IN THE SUBJECT TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OR ALLEGED NEGLIGENCE (WHETHER SOLE, COMPARATIVE, CONTRIBUTORY OR OTHERWISE) OF THE COLLATERAL AGENT, ALL OF WHICH RISKS ARE HEREBY ASSUMED BY THE LENDERS; PROVIDED, HOWEVER, THE COLLATERAL AGENT SHALL NOT BE ENTITLED TO INDEMNIFICATION FOR INDEMNIFIED COSTS TO THE EXTENT SUCH INDEMNIFIED COSTS ARE DIRECTLY CAUSED BY ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

The Collateral Agent shall notify each Lender as promptly as is reasonably practicable of the written assertion of, or the commencement of, any claim, suit, action or proceeding filed against the Collateral Agent arising out of, or in connection with, the acceptance or administration of the duties imposed upon the Collateral Agent hereunder or under any of the Financing Documents or any action or omission taken or made within the scope of the rights or powers conferred upon the Collateral Agent hereunder or under the Financing Documents promptly after the Collateral Agent shall have received the written assertion or have been served with the summons or other first legal process giving information as to the nature and basis of the lawsuit. Each Lender shall be entitled to participate in and assume, at its own expense, the defense of any such claim, suit, action or proceeding, and such defense shall be conducted by counsel chosen by such Lender and reasonably satisfactory to the Collateral Agent, provided, however, that (i) if any Lender has not assumed the defense of such claim, suit, action or proceeding, (ii) if the attorneys handling the defense are not reasonably satisfactory to the Collateral Agent, or (iii) if the defendants in any such action include both the Collateral Agent and the Lenders and the Collateral Agent shall have been advised by its counsel that there may be legal defenses available to it that are different from or additional to those available to the Lenders, which in the reasonable opinion of such counsel are sufficient to make it undesirable for the same counsel to represent both the Lenders and the Collateral Agent, the Collateral Agent shall have the right to employ its own counsel in all such instances described in (i), (ii) or (iii) above, and shall be entitled to recover from any proceeds received pursuant to Section 3.2 all reasonable fees of such counsel. If more than one Lender gives notice of assumption of defense, the matter shall be presented to all the Lenders and, unless the Collateral Agent receives notice from the Required Lenders specifying the Lender that is to assume the defense, the Collateral Agent shall proceed itself with the defense. Except as provided above, the Collateral Agent’s right to recover its reasonable counsel fees from proceeds received pursuant to Section 3.2 shall cease upon any Lender’s assumption of the defense of the claim, suit, action or proceeding. Each Lender and the Collateral Agent is always entitled to defend itself at its own expense. Neither the Lenders nor the Collateral Agent shall be bound by any settlement entered into by the other parties without such party’s consent.

Resignation or Removal of Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by giving notice thereof to each Lender. Upon any such resignation, a successor Collateral Agent may be appointed by the Required Lenders. If no successor Collateral Agent shall have been appointed as aforesaid and shall have accepted such appointment within 30 days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent which shall be a depository institution with capital and surplus greater than $250,000,000 and which shall be qualified to perform its duties hereunder and under the Security Documents.

     If the Collateral Agent shall fail or refuse to perform or commence performing any act set forth in written instructions delivered pursuant to, and in accordance with the terms and conditions of, this Agreement (other than where such nonperformance is beyond the control of the Collateral Agent or where such performance would entail a violation of applicable law or conflict with the provisions of this Agreement or any Financing Document), and such failure continues for a period of 15 days from the date of receipt of said written instructions, the Collateral Agent may be removed by the Lender(s) directing the action which the Collateral Agent failed or refused to take. Such Lender(s) shall also have the right to appoint a successor Collateral Agent with the consent of the other Lenders (other than the Lender so removed as Collateral Agent), and if no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within five Business Days after removal, then the Lender(s) which directed the action which the Collateral Agent failed or refused to take may, on behalf of the Lenders, appoint a successor Collateral Agent which shall be a depository institution with capital and surplus greater than $250,000,000 and which shall be qualified to perform its duties hereunder and under the Security Documents.

     Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder, except to the extent provided above for acts or omissions prior to the resignation or termination. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, (a) the provisions of Sections 7.7 and 7.8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent, (b) any Collateral held in possession of the retiring Collateral Agent shall be delivered to the successor Collateral Agent, and (c) the retiring Collateral Agent shall assign all of its rights as secured party, mortgagee, assignee, deed of trust beneficiary or other similar position with respect to all of the Collateral to the successor Collateral Agent for the pro rata benefit of the Lenders.

Appointment of Co-Agents. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Collateral Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Lenders with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of this Article 7).

Compensation of Collateral Agent; Expenses. Any successor Collateral Agent appointed pursuant to Section 7.9 shall be compensated by the Company on a scheduled basis which shall be approved by the Required Lenders. The Lenders agree that such compensation paid to any successor Collateral Agent and all reasonable out-of-pocket expenses incurred by the Collateral Agent or such successor Collateral Agent on behalf of the Lenders incident to the exercise or enforcement of any terms or provisions of the Security Documents shall be indebtedness to the Collateral Agent or such successor Collateral Agent, secured by the Collateral. Upon the request of the Collateral Agent or such successor Collateral Agent, however, the Lenders will reimburse the Collateral Agent or such successor Collateral Agent, to the extent not paid by the Company, for any such expenses (but in no event any fees) in accordance with each Lender’s pro rata percentage of the Total Funded Obligations.

Release of Collateral. The Company may from time to time request the Collateral Agent in writing, with copies thereof delivered simultaneously to all Lenders, to release portions of the Collateral, if and to the extent such Collateral is required to be released in connection with any sale of Collateral that is permitted under each of the Credit Facilities. Promptly after the Collateral Agent receives (a) such written request from the Company and (b) written notice from the Required Lenders that the proposed disposition is permitted under the terms of the applicable Credit Facility, the Collateral Agent shall release such Collateral.

ESCROW AGENT

Establishment of Escrow Account. Collateral Agent will deliver the Escrow Funds to Escrow Agent in immediately available funds. Upon receipt of the Escrow Funds, the Escrow Agent shall place the Escrow Funds into an interest bearing account (the “Escrow Account”) at Bank of America, N.A., which will be opened and maintained by the Escrow Agent in accordance with the terms of this Agreement, and the Escrow Agent shall be the only party authorized to make disbursements from the Escrow Account. The Escrow Account shall not be commingled with other assets owned or held by the Escrow Agent. The Escrow Account shall be titled in Escrow Agent’s name.

Disbursement of Escrow Account. The Escrow Account shall be held and disbursed by the Escrow Agent; provided, however, that the Escrow Agent shall not disburse any Escrow Funds from the Escrow Account unless and until the Escrow Agent has received written instruction, signed by the Collateral Agent, to do so. Disbursements from the Escrow Account by the Escrow Agent hereunder may be made by bank certified, cashier’s or Escrow Agent’s trust account check or by wire transfer.

Rights and Limitations upon Duties of Escrow Agent. The Escrow Agent shall not be responsible for the identity, authority or rights of any person, firm or corporation executing or delivering or purporting to execute or deliver this Agreement or any document or instrument deposited hereunder or any endorsement thereon or assignment thereof. The Escrow Agent acts hereunder as a depository only and shall not be responsible or liable in any manner whatsoever for the genuineness, sufficiency, correctness, or validity of any agreement, document, certificate, instrument, or item deposited with it or any notice, consent, approval, direction, or instruction given to it, and the Escrow Agent shall be fully protected, under Sections 3(c) and 3(e) below, for all acts taken in accordance with any written instruction, final order or instrument given to it hereunder, and reasonably believed by the Escrow Agent to be genuine and what it purports to be.

It is understood and agreed that the duties of the Escrow Agent hereunder are purely ministerial in nature and that the Escrow Agent shall not be liable for any error of judgment, fact, or law, or any act done or omitted to be done, except for its own willful misconduct or gross negligence or that of its partners, employees, and agents. The Escrow Agent’s determination as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall not subject the Escrow Agent to any claim, liability, or obligation whatsoever, even if it shall be found that such determination was improper and incorrect; provided that the Escrow Agent and its partners, employees, and agents shall not have been guilty of willful misconduct or gross negligence in making such determination. In the event any property held by the Escrow Agent hereunder shall be attached, garnished or levied upon under any court order, or if the delivery of such property shall be stayed or enjoined by any court order, or if any court order, judgment or decree shall be made or entered affecting such property or affecting any act by the Escrow Agent, the Escrow Agent may, in its sole discretion, obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, notwithstanding any provision of this Agreement to the contrary. If the Escrow Agent obeys and complies with any such writs, orders, judgments or decrees, it shall not be liable to any of the parties hereto or to any other person, firm, corporation or other entity, by reason of such compliance, notwithstanding that such writs, orders, judgments or decrees may be subsequently reversed, modified, annulled, set aside or vacated.

Lenders each jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, or expense (“Costs”) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including costs and expenses of defending itself against any claim of liability in connection herewith or therewith other than in connection with a finding of gross negligence or willful misconduct. The right to indemnification set forth in the preceding sentence shall include the right to be paid by Lenders in respect of Costs as they are incurred (including Costs incurred in connection with defending itself against any claim of liability in connection herewith), provided that upon a determination of gross negligence or willful misconduct, the Escrow Agent will promptly reimburse the Lenders for any Costs previously paid or advanced by the Lenders.

The Escrow Agent shall not be required to take any action under this Agreement if the Escrow Agent shall reasonably determine, or shall have been advised by counsel, that such action is likely to result in personal liability, or is contrary to the terms hereof, or otherwise contrary to law. If at any time the Escrow Agent shall receive conflicting notices, claims, demands, or instructions with respect to the Escrow Account, or if for any other reason it shall in good faith be unable to determine the party or parties entitled to receive any of the Escrow Account, or any part thereof, the Escrow Agent may refuse to make any distribution or payment and may retain the Escrow Account in its possession until it shall have received instructions in writing concurred in by all parties in interest, or until directed by a final order or judgment of a court of competent jurisdiction from which no appeal is or can be taken, whereupon the Escrow Agent shall make such disposition in accordance with such instructions or such order. Alternatively, the Escrow Agent may proceeds under Section 8.4.

The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected and indemnified under Sections 3(c) and 3(e) above for all acts taken, in the absence of gross negligence or willful misconduct, in accordance with the opinion and instructions of such counsel, and the costs of such counsel shall be subject to reimbursement under Section 3(e) above. The Escrow Agent may resign at any time upon giving the other parties hereto thirty (30) days notice to that effect. In that event the successor escrow agent shall be such person, firm, corporation or other entity as Lenders shall mutually select. It is understood and agreed that the Escrow Agent’s resignation shall not be effective until a successor escrow agent agrees to act hereunder; provided, however, that in the event no successor escrow agent is appointed and acting hereunder within thirty (30) days of such notice, the Escrow Agent may pay and deliver the Escrow Account into a court of competent jurisdiction; and provided, further, that the Escrow Agent may appoint a successor escrow agent hereunder at any time so long as such successor shall accept and agree to be bound by the terms of this Agreement (except that any such successor escrow agent shall be entitled to customary fees payable as provided herein) and shall be a bank or trust company insured by the Federal Deposit Insurance Corporation and shall be reasonably acceptable to the Required Lenders.

No person, firm, corporation or other entity will be recognized by the Escrow Agent as a successor or assignee of Lenders until there shall be presented to the Escrow Agent evidence satisfactory to it of such succession or assignment.

Interpleader Action. In the event of any disagreement between the Lenders about the interpretation of this Agreement, or about the rights and obligations or the propriety of any action contemplated by the Escrow Agent hereunder or upon the resignation of the Escrow Agent and the failure of the parties hereto to timely engage a successor, the Escrow Agent may, at its sole but reasonable discretion, file an action or bill in interpleader in any court of competent jurisdiction to determine the rights of the parties hereto and deposit the balance of the Escrow Account with such court. The Escrow Agent shall be indemnified by the parties hereto, jointly and severally, for all costs, including reasonable attorney’s fees, in connection with the aforesaid interpleader action.

Term.

If at any time the Escrow Agent shall receive a joint written notice signed by or on behalf of the Lenders that this escrow arrangement has been terminated and instructing the Escrow Agent with respect to the disposition of the Escrow Account, the Escrow Agent shall disburse the Escrow Account in accordance with the instructions contained in such notice, and upon such disbursement this escrow arrangement shall be deemed terminated, and the Escrow Agent shall be released and discharged from all further obligations hereunder. Section 8.3(e) hereof shall survive termination of this Agreement.

ENFORCEMENT OF REMEDIES

Waivers of Rights. Except as otherwise expressly set forth herein, so long as the Obligations remain unpaid, the Lenders hereby agree to refrain from exercising any and all rights each may individually (i.e., other than through the Collateral Agent) now or hereafter have to exercise any right pursuant to the Security Documents, the Uniform Commercial Code as in effect in any applicable jurisdiction, or under similar provisions of the laws of any jurisdiction or otherwise dispose of or retain any of the Collateral other than with respect to the Cash Collateralized Letters of Credit. The Lenders hereby agree not to take any action whatsoever to enforce any term or provision of the Security Documents or to enforce any right with respect to the Collateral, in conflict with this Agreement or the terms and provisions of the Security Documents.

Permitted Action by the Lenders. Any Lender may (but in no event shall be required to), without instruction from the Collateral Agent, take action permitted by applicable law or in accordance with the terms of the Security Documents and this Agreement to preserve their rights and Liens in any item of Collateral securing the payment and performance of the Obligations, including but not limited to curing any default or alleged default under any contract entered into by the Company or any of its Subsidiaries, paying any tax, fee or expense on behalf of the Company or any of its Subsidiaries, exercising any offset or recoupment rights and paying insurance premiums on behalf of the Company or any of its Subsidiaries so long as such action shall not impair the rights of the Collateral Agent or of any other Lender.

Right to Instruct Collateral Agent. Upon an Event of Default, Acceleration or Bankruptcy Event, the Required Lenders may instruct the Collateral Agent to liquidate the Collateral in the manner described in the Security Documents.

SUCCESSORS AND ASSIGNS; JOINDER BY BANK

Assignees. No provision of this Agreement shall restrict in any manner the assignment, participation or other transfer by any Lender of all or any part of its right, title or interest under any Credit Facility; provided that, unless the transferee becomes a Lender for purposes hereof in accordance with Section 9.2 the transferor Lender shall remain responsible for performance of this Agreement with respect to the interest transferred, all as more fully set forth herein, and the Collateral Agent shall have no responsibilities to and need not acknowledge the interests of such transferee.

Additional Lenders. In connection with an assignment of all, or of a proportionate part of all, of its right, title and interest under any Credit Facility to any bank, insurance company, other financial institution or other Person (the “Purchaser”), all in accordance with the applicable provisions of the relevant Credit Facility, such Purchaser shall become a Lender hereunder only upon (i) the written agreement of such transferor Lender and such Purchaser and (ii) the receipt by the Collateral Agent of a Supplement to lntercreditor and Collateral Agency Agreement substantially in the form of Exhibit A hereto executed and delivered by such Purchaser.

MISCELLANEOUS

No Partnership or Joint Venture. Nothing contained in this Agreement, and no action taken by the Collateral Agent, the Escrow Agent or the Lenders (or any of them) pursuant hereto, is intended to constitute or shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Notices. Unless otherwise specified herein, all notices, requests and other communications to any party hereunder shall be in writing (including overnight delivery service, bank wire, telex, facsimile copy or similar writing) and shall be given to such party at its address or telex or facsimile number specified pursuant to the Credit Facilities, on the signature pages or schedules hereof, or such other address or telex or facsimile number as such party may hereafter specify for the purpose by notice to the Collateral Agent. All such notices and other communications shall, when delivered by overnight delivery service, telegraphed, telexed, transmitted or cabled, be effective when delivered to the overnight delivery service or the telegraph company, confirmed by telex, answerback, transmitted by telecopier or delivered to the cable company, respectively.

Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each of the Lenders (and, if the rights or duties of a Collateral Agent or Escrow Agent are affected thereby, by such Collateral Agent or Escrow Agent).

Payments. All payments hereunder shall be made in Dollars in immediately available funds. All payments to the Collateral Agent shall be made to it at such office or account as it may specify for the purpose by notice to the Lenders. All payments to any Lender shall be made to it, to the extent practicable, in accordance with the provisions of the relevant Credit Facility.

Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including those transmitted by facsimile), each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of this Agreement may be made by telecopy of a duly executed counterpart hereof. This Agreement shall become effective when the Collateral Agent and Escrow Agent shall have received counterparts hereof executed by each of the parties listed on the signature pages hereof.

Benefits. This Agreement is solely for the benefit of and shall be binding upon the Lenders, the Collateral Agent and the Escrow Agent and their successors or assigns except “Assignees”, and neither the Company nor any other party shall have any right, benefit, priority or interest under or by reason of this Agreement.

Term. This Agreement shall remain in effect until all the Obligations are paid in full and no Lender shall have any commitment to lend or otherwise extend credit under any of the Credit Facilities.

GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF TEXAS, EXCEPT THAT THE RIGHTS, DUTIES AND OBLIGATIONS OF THE COLLATERAL AGENT HEREUNDER AS AN AGENT FOR THE LENDERS SHALL INITIALLY BE GOVERNED BY THE LAW OF THE STATE OF TEXAS AND THEREAFTER, WITH RESPECT TO ANY SUCCESSOR COLLATERAL AGENT, BY THE LAW OF THE STATE IN WHICH SUCH SUCCESSOR COLLATERAL AGENT HAS ITS PRINCIPAL PLACE OF BUSINESS.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above set forth.

COLLATERAL AGENT:
BANK OF AMERICA, N.A.

By: /s/ John K. Barrett
      Name: John K. Barrett
      Title: Managing Director

ESCROW AGENT:
BANK OF AMERICA, N.A.

By: /s/ John K. Barrett
      Name: John K. Barrett
      Title: Managing Director

BANKS:
BANK OF AMERICA, N.A., Individually, and as the Bank Agent and an Issuing Bank

By: /s/ John K. Barrett
      Name: John K. Barrett
      Title: Managing Director

COMMERCE BANK, N.A.

By: /s/ Martin Nay
      Name: Martin Nay
      Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, Individually and as an Issuing Bank

By: /s/ Barry P. Sullivan
      Name: Barry P. Sullivan
      Title: Vice President

NOTEHOLDERS:

MASSACHUSETTS MUTUAL LIFE
    INSURANCE COMPANY
    By: David L. Babson & Company Inc., as
    Investment Adviser

By: /s/ Emeka O. Onukwugha
Name: Emeka O. Onukwugha
Title: Managing Director

BUSINESS MEN’S ASSURANCE COMPANY OF
AMERICA

By: /s/ Robert N. Sawyer
Name: Robert N. Sawyer
Title: Senior Vice President

METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ Timothy L. Powell
Name: Timothy L. Powell
Title: Director

ALLSTATE LIFE INSURANCE COMPANY

By: /s/ Rhonda L. Hopps
Name: Rhonda L. Hopps

By: /s/ Jerry D. Zinkula
Name: Jerry D. Zinkula

    Authorized Signatories

PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

By: /s/ L.S. Valentine Its: Counsel

By: /s/ Stephen G. Skrivanek Its: Counsel

CGU LIFE INSURANCE COMPANY OF AMERICA, a Delaware corporation

By:	Principal Global Investors, LLC, a Delaware limited liability company, its attorney in fact

By: /s/ L.S. Valentine Its: Counsel

By: /s/ Stephen G. Skrivanek Its: Counsel

JOHN HANCOCK LIFE INSURANCE COMPANY

By: /s/ Michael L. Short Name: Michael L. Short Title: Managing Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By: /s/ Michael L. Short Name: Michael L. Short Title: Managing Director

NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA

By: /s/ Joseph P. Young Name: Joseph P. Young Title: Credit Officer Fixed Income Securities

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY OF AMERICA

By: /s/ Joseph P. Young Name: Joseph P. Young Title: Credit Officer Fixed Income Securities

NATIONWIDE INDEMNITY COMPANY

By: /s/ Joseph P. Young Name: Joseph P. Young Title: Credit Officer Fixed Income Securities

NATIONWIDE MUTUAL FIRE INSURANCE COMPANY

By: /s/ Joseph P. Young Name: Joseph P. Young Title: Credit Officer Fixed Income Securities

CONSENTED TO AS OF February 28, 2003:

BUTLER MANUFACTURING COMPANY

By: /s/ Larry C. Miller
Name: Larry C. Miller Title: Vice President — Finance

ACKNOWLEDGED AND AGREED:

BMC REAL ESTATE, INC

By: /s/ Larry C. Miller
Name: Larry C. Miller Title: Vice President — Finance

BUCON, INC

By: /s/ Larry C. Miller
Name: Larry C. Miller Title: Vice President — Finance

BUTLER HOLDINGS, INC

By: /s/ Larry C. Miller
Name: Larry C. Miller Title: Vice President — Finance

BUTLER REAL ESTATE, INC

By: /s/ Larry C. Miller
Name: Larry C. Miller Title: Vice President — Finance

LESTER BUILDINGS, INC

By: /s/ Larry C. Miller
Name: Larry C. Miller Title: Vice President — Finance

BUTLER PACIFIC, INC

By: /s/ Larry C. Miller
Name: Larry C. Miller Title: Vice President — Finance

MODULINE WINDOWS, INC

By: /s/ Larry C. Miller
Name: Larry C. Miller Title: Vice President — Finance

LIBERTY BUILDING SYSTEMS, INC

By: /s/ Larry C. Miller
Name: Larry C. Miller Title: Vice President — Finance

Exhibit A

SUPPLEMENT TO INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

(SUCCESSOR LENDERS)

[Date]

Re:	Intercreditor and Collateral Agency Agreement dated as of , 2003, made by and among the Lenders and Bank of America, N.A., as Collateral Agent for itself and the other Lenders (the "Agreement”); capitalized terms used herein and not otherwise defined herein shall have the meaning provided in the Agreement.

Ladies and Gentlemen:

     We acknowledge that we have received a copy of the Agreement and we refer to Section 9.2 thereof.

     Upon your receipt of this Supplement, we (a) shall have all the rights anti benefits of a “Lender” under the Agreement as if we were an original signatory thereto, and (b) agree to be bound by the terms and conditions set forth in the Agreement and to be obligated thereunder as if we were an original signatory thereto.

     [We hereby advise you that we have acquired from [ ], the previous holder, $[ ] principal amount of the [ ] Notes outstanding under the [1994] [1998] [2001] Note Purchase Agreement and have assumed the obligations of such previous Noteholder thereunder.]

     [We hereby advise you that we have succeeded to [[ ]% of] the interest of [the Bank or applicable Assignee] under the Credit Agreement and have assumed the obligations of [the Bank or applicable Assignee] thereunder.]

     We hereby advise you of the following administrative details:

Address: Facsimile: Telephone:

     IN WITNESS WHEREOF, the undersigned has caused this Supplement to be duly executed by its proper officer thereunto duly authorized.

[NEW LENDER]

By:

Name:
Title:

SCHEDULE A

Security Documents

1.     Security Agreement dated as of February 28, 2003 among the Company, the Guarantors and the Collateral Agent.

2.     UCC Financing Statements filed in the jurisdiction of incorporation of the Company and the Guarantors.